Exhibit 99.1

Company Contact:	Joe Scirocco Chief Financial Officer Quiksilver, Inc. (714) 889-2200

Investor Relations:	Chad Jacobs, James Palczynski, John Rouleau Integrated Corporate Relations (203) 682-8200
— Quiksilver, Inc. Reports Fiscal 2008 First Quarter Financial Results —
— First Quarter Net Revenues Increase 14% to $605 million —
— First Quarter EPS from Continuing Operations of $(0.12) —
Huntington Beach, California, March 6, 2008—Quiksilver, Inc. (NYSE:ZQK) today announced operating results for the first quarter ended January 31, 2008. Consolidated revenue from continuing operations for the first quarter of fiscal 2008 increased 14% to $605.3 million from $528.7 million in the first quarter of fiscal 2007. Consolidated income from continuing operations for the first quarter of fiscal 2008 was a loss of $14.7 million, or $0.12 per share, compared to income of $6.8 million, or $0.05 per share, for the first quarter of fiscal 2007. Net revenues and income from continuing operations for all periods exclude the results of our golf equipment business which are reported as discontinued operations.
Robert B. McKnight, Jr., Chairman of the Board, Chief Executive Officer and President of Quiksilver, Inc., commented, “Although we are not satisfied with our financial results in general, we are pleased that our core apparel and footwear operations enabled us to partially offset the more difficult than expected results from our wintersports equipment business. As we go forward, we are energized to regain focus on our core opportunities. We are executing a variety of strategies to improve our gross margin, reduce our expense levels and generate cash flow to repay our indebtedness. We are resolved to continue to pursue strategic transactions to reduce or eliminate our exposure to our wintersports equipment business.”
In November 2007, the company reorganized its operating segments to include a separate wintersports equipment segment. Americas, Europe and Asia/Pacific segments include the apparel operations by geographic region and the wintersports equipment segment includes world-wide equipment operations. The Company’s global apparel revenues increased 19% to $500.5 million from $421.5 million a year ago with approximately $27.7 million of the increase attributed to the effects of foreign currency rates. Within this total, net revenues in the Americas segment increased 18% during the first quarter of fiscal 2008 to $232.9 million from $197.4 million in the first quarter of fiscal 2007. European segment net revenues increased 19% during the first quarter of fiscal 2008 to $205.3 million from $172.0 million in the first quarter of fiscal 2007. Approximately $21.4 million of Europe’s increase was attributable to the positive effect of foreign currency exchange rates. Asia/Pacific segment net revenues increased 19% to $61.3 million in the first quarter of fiscal 2008 from $51.4 million in the first quarter of fiscal 2007. Approximately $6.3 million of Asia/Pacific’s increase was attributable to the positive effect of foreign currency exchange rates. Wintersports equipment segment net revenues decreased 2% to $104.8 million in the first quarter of fiscal 2008 from $107.1 million in the first quarter of fiscal 2007.

Quiksilver, Inc. 2008 First Quarter Results
March 6, 2008

The decrease in wintersports equipment revenue was partially offset by a favorable foreign exchange increase of approximately $10.2 million.
Consolidated inventories increased 11% to $490.2 million at January 31, 2008 from $442.8 million at January 31, 2007. Consolidated trade accounts receivable increased 13% to $638.7 million at January 31, 2008 from $566.1 million at January 31, 2007.
The company indicated that visibility into revenues and earnings is limited for the remainder of the year. It acknowledged, however, consensus estimates as published by First Call of $2.6 billion for consolidated revenues and $0.58 for EPS (both from continuing operations) and believes that such estimates should be achievable.
Mr. McKnight concluded, “I am excited to return to the role of President of Quiksilver. This is a unique company with compelling growth opportunities in each of its major brands, within existing markets, in new markets and across a wide range of categories. We have been through difficult situations at a variety of points in our 30-year history and have always emerged stronger and been able to unlock significant value to our shareholders in the process. We believe that a focus on profitability and on our key strengths as one of the few, true branded lifestyle apparel companies will enable us to do so once again.”
Note:
Attachments to this press release include unaudited consolidated quarterly statements of income for the quarters ended January 31, 2008 and 2007 reflecting our golf equipment operations as a discontinued operation and segment information for our fiscal 2007 quarters adjusted for our new operating segments.
About Quiksilver:
Quiksilver, Inc. (NYSE:ZQK) is the world’s leading outdoor sports lifestyle company, which designs, produces and distributes a diversified mix of branded apparel, wintersports equipment, footwear, accessories and related products. The Company’s apparel and footwear brands represent a casual lifestyle for young-minded people that connect with its boardriding culture and heritage, while its wintersports brands symbolize a long standing commitment to technical expertise and competitive success on the mountains.
The reputation of Quiksilver’s brands is based on different outdoor sports. The Company’s Quiksilver, Roxy, DC and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding, and its beach and water oriented swimwear brands include Raisins, Radio Fiji and Leilani. The Rossignol, Dynastar, Lange, Look and Kerma brands are leaders in the alpine ski market, and the Company makes snowboarding equipment under its Rossignol, Dynastar, DC, Roxy, Lib Technologies, Gnu and Bent Metal labels.
The Company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, ski shops, skateboard shops, snowboard shops, its proprietary Boardriders Club shops, other specialty stores and select department stores. Quiksilver’s corporate and Americas’ headquarters are in Huntington Beach, California, while its European headquarters are in St. Jean de Luz and St. Jean de Moirans, France, and its Asia/Pacific headquarters are in Torquay, Australia.

Quiksilver, Inc. 2008 First Quarter Results
March 6, 2008

Forward looking statements:
This press release contains forward-looking statements including but not limited to statements regarding the Company’s 2008 annual revenue guidance, 2008 annual diluted earnings per share guidance and other future activities. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the sections titled “Risk Factors” and “Forward-Looking Statements” in Quiksilver’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
* * * * *
NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at
www.quiksilver.com, www.roxy.com, www.dcshoecousa.com, www.quiksilveredition.com, www.hawkclothing.com,
www.rossignol.com and www.dynastar.com.

Quiksilver, Inc. 2008 First Quarter Results
March 6, 2008

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended January 31,
In thousands, except per share amounts	2008	2007

Revenues, net	$605,296	$528,677
Cost of goods sold	329,646	279,748

Gross profit	275,650	248,929

Selling, general and administrative expense	279,937	221,612

Operating (loss) income	(4,287)	27,317

Interest expense	14,640	14,756
Foreign currency (gain) loss	(735)	1,897
Minority interest and other expense	74	33

(Loss) income before provision for income taxes	(18,266)	10,631

(Benefit) provision for income taxes	(3,608)	3,822

(Loss) income from continuing operations	$(14,658)	$6,809
Loss from discontinued operations	(7,282)	(4,336)

Net (Loss) income	$(21,940)	$2,473

(Loss) income per share from continuing operations	$(0.12)	$0.06

Loss per share from discontinued operations	$(0.06)	$(0.04)

Net (loss) income per share	$(0.18)	$0.02

(Loss) income per share from continuing operations, assuming dilution	$(0.12)	$0.05

Loss per share from discontinued operations, assuming dilution	$(0.06)	$(0.04)

Net (loss) income per share, assuming dilution	$(0.18)	$0.02

Weighted average common shares outstanding	124,508	123,049

Weighted average common shares outstanding, assuming dilution	124,508	129,234

Quiksilver, Inc. 2008 First Quarter Results
March 6, 2008

CONSOLIDATED BALANCE SHEETS (Unaudited)

	January 31,	January 31,
In thousands	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$75,181	$45,996
Trade accounts receivable, less allowance for doubtful accounts of $38,816 (2008) and $26,392 (2007)	638,707	566,066
Income taxes receivable	3,853	12,460
Other receivables	59,534	35,385
Inventories	490,235	442,832
Deferred income taxes	66,221	82,068
Prepaid expenses and other current assets	40,938	39,530
Current assets held for sale	1,946	97,102

Total current assets	1,376,615	1,321,439
Fixed assets, net	365,317	292,152
Intangibles, net	227,300	216,407
Goodwill	416,375	477,575
Other assets	47,230	44,184
Non-current assets held for sale	15,792	98,381

Total assets	$2,448,629	$2,450,138

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Lines of credit	$271,549	$299,059
Accounts payable	297,646	239,659
Accrued liabilities	194,719	171,105
Current portion of long-term debt	35,255	25,111
Current liabilities of assets held for sale	110	24,450

Total current liabilities	799,279	759,384
Long-term debt	725,098	636,592
Deferred income taxes and other long-term liabilities	69,329	99,229
Non-current liabilities of assets held for sale	—	42,962

Total liabilities	1,593,706	1,538,167
Minority interest	—	10,464
Stockholders’ equity:
Common stock	1,291	1,272
Additional paid-in capital	312,575	284,970
Treasury stock	(6,778)	(6,778)
Retained earnings	394,744	561,534
Accumulated other comprehensive income	153,091	60,509

Total stockholders’ equity	854,923	901,507

Total liabilities & stockholders’ equity	$2,448,629	$2,450,138

Quiksilver, Inc. 2008 First Quarter Results
March 6, 2008

Information related to operating segments is as follows:

	Three Months Ended January 31,
In thousands	2008	2007

Revenues, net:
Americas	$232,936	$197,374
Europe	205,273	172,011
Asia/Pacific	61,254	51,383
Wintersports equipment	104,846	107,135
Corporate operations	987	774

	$605,296	$528,677

Gross Profit:
Americas	$100,655	$83,868
Europe	110,347	91,506
Asia/Pacific	31,541	24,024
Wintersports equipment	32,771	49,021
Corporate operations	336	510

	$275,650	$248,929

SG&A Expense:
Americas	$94,502	$73,976
Europe	91,926	70,080
Asia/Pacific	28,087	23,758
Wintersports equipment	54,147	41,331
Corporate operations	11,275	12,467

	$279,937	$221,612

Operating (Loss) Income:
Americas	$6,153	$9,892
Europe	18,421	21,426
Asia/Pacific	3,454	266
Wintersports equipment	(21,376)	7,690
Corporate operations	(10,939)	(11,957)

	$(4,287)	$27,317

Quiksilver, Inc. 2008 First Quarter Results
March 6, 2008

Quarterly information related to 2007 operating segments is adjusted below to reflect new operating segments and is as follows:

	Quarter Ended				Year Ended
	January 31,	April 30,	July 31,	October 31,	October 31,
In thousands	2007	2007	2007	2007	2007

Revenues, net:
Americas	$197,374	$236,610	$279,660	$275,785	$989,429
Europe	172,011	235,711	184,766	245,286	837,774
Asia/Pacific	51,383	50,872	60,264	82,459	244,978
Wintersports equipment	107,135	32,832	35,053	174,021	349,041
Corporate operations	774	1,202	1,187	1,650	4,813

	$528,677	$557,227	$560,930	$779,201	$2,426,035

Gross Profit:
Americas	$83,868	$97,807	$117,129	$115,939	$414,743
Europe	91,506	124,688	103,013	133,250	452,457
Asia/Pacific	24,024	24,726	29,117	42,058	119,925
Wintersports equipment	49,021	5,674	10,351	66,378	131,424
Corporate operations	510	1,048	1,096	1,038	3,692

	$248,929	$253,943	$260,706	$358,663	$1,122,241

SG&A Expense:
Americas	$73,976	$75,693	$77,876	$81,362	$308,907
Europe	70,080	80,498	79,480	102,656	332,714
Asia/Pacific	23,758	25,430	24,456	27,934	101,578
Wintersports equipment	41,331	45,036	45,476	37,453	169,296
Corporate operations	12,467	15,865	19,467 *	11,117	58,916

	$221,612	$242,522	$246,755	$260,522	$971,411

Asset impairments:
Americas	$—	$—	$—	$—	$—
Europe	—	—	—	—	—
Asia/Pacific	—	—	—	—	—
Wintersports equipment	—	—	—	166,352	166,352
Corporate operations	—	—	—	—	—

	$—	$—	$—	$166,352	$166,352

Operating (Loss) Income:
Americas	$9,892	$22,114	$39,253	$34,577	$105,836
Europe	21,426	44,190	23,533	30,594	119,743
Asia/Pacific	266	(704)	4,661	14,124	18,347
Wintersports equipment	7,690	(39,362)	(35,125)	(137,427)	(204,224)
Corporate operations	(11,957)	(14,817)	(18,371)	(10,079)	(55,224)

	$27,317	$11,421	$13,951	$(68,211)	$(15,522)

*	Includes approximately $3.6 million in contract termination charges.